Exhibit 16.1

June 15, 2020

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements of Open Lending Corporation (formerly known as Nebula Acquisitions Corporation) included under Item 4.01 of its Form 8-K dated June 15, 2020. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on June 15, 2020. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC

New York, New York